Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LUNA INNOVATIONS INCORPORATED,

LUNA TECHNOLOGIES ACQUISITION CORP.,

LUNA TECHNOLOGIES, INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of September 30, 2005

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EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C	Lost Certificate Affidavit and Indemnity Agreement
Exhibit D	Market Stand-Off Agreement
Exhibit E	Amended and Restated Certificate of Incorporation of Parent

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of September 30, 2005, by and among Luna Innovations Incorporated, a Delaware corporation (“Parent”); Luna Technologies Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”); Luna Technologies, Inc., a Delaware corporation (the “Company”); and the Principal Stockholders identified on Annex A hereto. Capitalized terms used and not otherwise defined herein have the meanings given to them in Article 8.

RECITALS

A. The Boards of Directors of each of the Company, Parent and Sub have determined it to be advisable and in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Sub (the “Merger”) and, in furtherance thereof, have approved this Agreement and declared its advisability.

B. The Company, the Principal Stockholders, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. The parties hereto shall consummate the Merger and the transactions contemplated hereby at a closing (the “Closing”) to be held immediately after the execution and delivery of this Agreement by the parties hereto at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 11921 Freedom Drive, Suite 600, Reston, Virginia, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the certificate of merger (the “Certificate of Merger”), substantially in the form of Exhibit A hereto, shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in Section 251 of Delaware Law, on the Closing Date. The parties shall make all other filings required under Delaware Law, and the Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit B hereto, which Exhibit B shall be filed with the Certificate of Merger.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5 Directors and Officers of Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

1.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares owned by Parent, the Company or any direct or indirect wholly-owned subsidiary thereof) shall be canceled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth below and throughout this Agreement:

(i) in the case of each share of Company Series B Preferred Stock, a number of shares of Parent Class B Common Stock equal to the applicable Series B Exchange Ratio;

(ii) in the case of each share of Company Series A-1 Preferred Stock, a number of shares of Parent Class B Common Stock equal to the applicable Series A-1 Exchange Ratio;

(iii) in the case of each share of Company Series A Preferred Stock, a number of shares of Parent Class B Common Stock equal to the applicable Series A Exchange Ratio; and

(iv) in the case of each share of Company Common Stock, zero dollars ($0.00), it being understood that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and extinguished without payment of consideration and shall have no further value.

In connection with the conversion of the Company Series B Preferred Stock, Company Series A Preferred Stock, and Company Series A-1 Preferred Stock as provided above, and subject to the conditions set forth herein, including without limitation Section 1.9, Parent will issue 1,231,924 shares of Parent Class B Common Stock in the aggregate (as adjusted for stock splits, stock dividends and the like, the “Merger Consideration”).

(b) Cancellation of Parent-Owned and Company-Owned Stock. Notwithstanding anything expressed or implied to the contrary, each share of Company Capital Stock owned by Parent or the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent or the Company and shall not be entitled to any portion of the Merger Consideration.

(c) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of shares of capital stock of the Surviving Corporation.

(d) Company Options and Company Stock Plan. All unexpired and unexercised Company Options, Company Warrants and Company Stock Purchase Rights, then outstanding, whether vested or unvested, together with the Plans, shall be canceled and extinguished and shall have no further value.

(e) Company Warrants. All unexpired and unexercised Company Warrants then outstanding, whether vested or unvested, shall be assumed by Parent and then be deemed to be exercisable for the corresponding number of Parent Class B Common Stock that is equal to the number of shares of Series A Preferred Stock issuable upon exercise of such Company Warrant multiplied by the Warrant Exchange Ratio. Following the Merger, the Company Warrants shall have an aggregate exercise price equal to the aggregate exercise price immediately prior to the Effective Time. As soon as reasonably practicable following the Effective Time, Parent shall send a notice to the holders of Company Warrants informing them of the Merger, summarizing the effects thereof, and offering to exchange the Common Warrants for new Parent warrants of substantially like tenor (giving effect to the applicable changes) and describing the warrant exchange procedures therefor.

1.7 Fractional Shares. No fractional share of Parent Class B Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Company Capital Stock that would otherwise be entitled to receive a fraction of a share of Parent Class B Common Stock (after aggregating all fractional shares of Parent Class B Common Stock to be received by such holder) shall be entitled to receive the nearest whole number of shares of Parent Class B Common Stock (with .5 being rounded up).

1.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive Parent Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(b) Notwithstanding the provisions of Section 1.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive Parent Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

1.9 Escrow of Certain Shares of Parent Class B Common Stock Issued in the Merger.

(a) Second Closing Escrow. Subject to the terms and conditions set forth herein, in the event that a Second Closing (as defined in the Parent Purchase Agreement) may no longer occur (either because such right has expired by its terms or has been irrevocably waived or terminated by the parties) (a “Second Closing Termination Event”), a total of 123,174 shares of Parent Class B Common Stock (the “Second Closing Escrow Shares”) issued in the Merger shall be returned by the holders thereof to Parent. To secure such obligation, Certificates in the names of the applicable Principal Stockholders representing the Second Closing Escrow Shares that are issued pursuant to Section 1.6 above shall be held in escrow by Parent at the Effective Time subject to release as provided herein and will not be delivered to the former holders of Company Capital Stock entitled to receive shares of Parent Class B Common Stock under the terms of this Agreement. Such Second Closing Escrow Shares shall be contributed by the holders of Company Capital Stock receiving shares of Parent Class B Common Stock on a pro rata basis based on the number of shares of Parent Class B Common Stock issued pursuant to Section 1.6. For so long as these shares of Parent Class B Common Stock are held in escrow under this Section 1.9(a), the interests of the holders of Company Capital Stock in the Second Closing Escrow Shares may not be assigned or transferred by such holders. The holders of Company Capital Stock to which the Second Closing Escrow Shares have been allocated shall be entitled to any dividends or other distributions (other than dividends or distributions for which adjustment is made pursuant to the immediately following sentence) with respect to the Second Closing Escrow Shares. Additionally, the Second Closing Escrow Shares shall be appropriately adjusted for any stock splits, stock dividends or the like with respect to such shares. To the full extent that voting rights with respect to Parent Class B Common Stock may exist, the holders of Company Capital Stock to which the Second Closing Escrow Shares have been allocated shall have the right to vote the Second Closing Escrow Shares. Upon the occurrence of a Second Closing, the Second Closing Escrow Shares shall be released from escrow and Parent shall deliver the certificates therefor. If a Second Closing Termination Event should occur, all Second Closing Escrow Shares shall be returned to the status of authorized but unissued shares of Parent Capital Stock and the holders of Company Capital Stock shall have no further right to such shares.

(b) Third Closing Escrow. Subject to the terms and conditions set forth herein, in the event that a Third Closing (as defined in the Parent Purchase Agreement) may no longer occur (either because such right has expired by its terms or has been irrevocably waived or terminated by the parties) (a “Third Closing Termination Event”), a total of 73,915 shares of Parent Class B Common Stock (the “Third Closing Escrow Shares”) issued in the Merger shall be returned by the holders thereof to Parent. To secure such obligation, Certificates in the names of the applicable Principal Stockholders representing the Third Closing Escrow Shares that are issued pursuant to Section 1.6 above shall be held in escrow by Parent at the Effective Time subject to release as provided herein and will not be delivered to the former holders of Company Capital Stock entitled to receive shares of Parent Class B Common Stock under the terms of this Agreement. Such Third Closing Escrow Shares shall be contributed by the holders of Company Capital Stock receiving shares of Parent Class B Common Stock on a pro rata basis based on the number of shares of Parent Class B Common Stock issued pursuant to Section 1.6. For so long as these shares of Parent Class B Common Stock, are held in escrow under this Section 1.9(b), the interests of the holders of Company Capital Stock in the Third Closing Escrow Shares may not be assigned or transferred by such holders. The holders of Company Capital Stock to which the Third Closing Escrow Shares have been allocated shall be entitled to any dividends or other distributions (other than dividends or distributions for which adjustment is made pursuant to the immediately following sentence) with respect to the Third Closing Escrow Shares. Additionally, the Third Closing Escrow Shares shall be appropriately adjusted for any stock splits, stock dividends or the like with respect to such shares. To the full extent that voting rights with respect to Parent Class B Common Stock may exist from time to time, the holders of Company Capital Stock to which the Third Closing Escrow Shares have been allocated shall have the right to vote the Third Closing Escrow Shares. Upon the occurrence of a Third Closing, the Third Closing Escrow Shares shall be released from escrow and Parent shall and Parent shall deliver the certificates therefor. If a Third Closing Termination Event should occur, all Third Closing Escrow Shares shall be returned to the status of authorized but unissued shares of Parent Capital Stock and the holders of Company Capital Stock shall have no further right to such shares.

(c) Parent agrees that it will not seek to circumvent its obligations to issue any of the Second Closing Escrow Shares or Third Closing Escrow Shares or to release them (or any of them) from the escrow described above to the former holders of Company Capital Stock by entering into or completing a transaction or transactions on terms that are substantially similar or better to those presently provided for as part of the Second Closing or Third Closing with any person (or affiliate or related party of any person) who presently is a party to the Parent Purchase Agreement and is a potential participant in either such closing.

1.10 Exchange Procedures.

(a) Parent Capital Stock. As promptly as practicable after the Closing Date, Parent shall make available for exchange in accordance with this Article 1 the aggregate number of shares of each of Parent Class B Common Stock issuable in exchange for outstanding shares of Company Capital Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify, to include, without limitation, representations as to such holder’s status as an accredited investor and other customary or commercially reasonable investor representations) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration (if any) issuable in exchange therefor pursuant to this Agreement. Upon surrender of a Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number and type of whole shares of Parent Capital Stock to which such holder is entitled pursuant to Section 1.6 (subject to Section 1.9), and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number and type of whole shares of Parent Capital Stock into which such shares of Company Capital Stock shall have been so converted (including, without limitation, any other shares of capital stock into which such shares may subsequently be or have been converted or exchanged). In the event that the Second Closing or Third Closing occurs, as soon as reasonably practicable following such Second Closing or Third Closing, as applicable, Parent shall issue certificates representing the Second Closing Escrow Shares or Third Closing Escrow Shares, as applicable, to the holders entitled to such shares pursuant to Section 1.9.

(c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. Dividends or other distributions (including, without limitation, stock splits by way of a dividend) with respect to Parent Class B Common Stock that have a record date after the Effective Time shall accrue but shall not be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Class B Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Class B Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.10(c)) with respect to such whole shares of Parent Class B Common Stock.

(d) Transfers of Ownership. If any certificate for shares of Parent Class B Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Class B Common Stock in any name other than that of the registered holder of the Certificate surrendered, or that it be established to the satisfaction of Parent or any such agent that such tax has been paid or is not payable.

1.11 No Further Ownership Rights in Company Capital Stock. All shares of Parent Class B Common Stock (or in the case of any Dissenting Shares, any other consideration) issued in exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1

1.12 Lost, Stolen or Destroyed Certificates. Notwithstanding anything herein or otherwise to the contrary, in the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon execution and delivery of a Lost Certificate Affidavit and Indemnity Agreement in substantially the form of Exhibit C, a certificate or certificates representing the shares of Parent Class B Common Stock to which the holder of such shares of Company Capital Stock would be entitled under this Article 1. The execution and delivery of a Lost Certificate Affidavit and Indemnity Agreement as provided for in the immediately preceding sentence will be deemed to be the delivery of a Certificate for all purposes of this Article 1.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company, then except to the extent provided elsewhere herein, officers and directors of the Surviving Corporation are fully authorized to take, and shall take, all such lawful and necessary or desirable action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, subject to such exceptions as are set forth and disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof, that the statements contained in this Article 2 are true and correct on the date hereof (unless such statements speak as of different date, in which case they are true and correct as of such date):

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other agreements of which forms are attached as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, and to carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company’s assets, liabilities, financial condition or operations.

2.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.3 Capitalization; Voting Rights.

(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 160,000,000 shares of Company Common Stock, 5,923,844 of which are issued and outstanding, and (ii) 90,600,000 shares of Company Preferred Stock, par value $0.001 per share, (x) 13,000,000 of which are designated as Company Series A Preferred Stock, 12,584,064 of which are issued and outstanding and 125,006 of which are available for issuance upon the exercise of outstanding Company Warrants, (y) 13,000,000 of which are designated as Company Series A-1 Preferred Stock, 214,621 of which are issued and outstanding and (z) 64,600,000 of which are designated as Company Series B Preferred Stock, 52,600,255 of which are issued and outstanding.

(b) Under the Company’s 2000 Incentive Stock Option Plan (the “Founder Option Plan”), immediately prior to the Closing, (i) no shares of Company Common Stock have been issued pursuant to the exercise of options and no shares have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 2,550,000 shares of Company Common Stock have been granted and are currently outstanding (as included in the vested and unvested options in Section 2.3 of the Company Disclosure Schedule) and (iii) no shares of Company Common Stock remain available for future issuance of options to officers, directors, employees and consultants for the purchase Company Common Stock. Under the Company’s 2000 Stock Plan (the “New Plan” and, together with the Founder Option Plan, the “Plans”), immediately prior to the Closing, (x) 14,583 shares of Company Common Stock have been issued pursuant to the exercise of options and no shares have been issued pursuant to restricted stock purchase agreements, (y) options to purchase 19,844,425 shares of Company Common Stock have been granted and are currently outstanding (as included in the vested and unvested options in Section 2.3 of the Company Disclosure Schedule), and (z) options to purchase 4,356,734 shares of Company Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

(c) Other than the SVB Warrant, the VT Warrant, pursuant to the Company’s Amended and Restated Investor Rights Agreement, and as set forth in Section 2.3 of the Company Disclosure Schedule, and except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(d) All issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued to the persons listed in Section 2.3 of the Company Disclosure Schedule hereto and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e) Section 2.3 of the Company Disclosure Schedule sets forth a true, complete and correct table showing the Company’s fully-diluted capitalization immediately prior to the Effective Time.

2.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all obligations of the Company hereunder has been taken. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

2.5 Financial Statements. The Company has made available to Parent a draft of its audited balance sheet as at December 31, 2004, along with its compiled balance sheet as of December 31, 2004 and compiled statement of operations and accumulated deficit, statement of changes in stockholders’ equity, statement of cash flows and schedule of operating expenses, for the twelve months ending December 31, 2004 and unaudited statements for the eight months ended August 31, 2005 (the “Statement Date”) (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as disclosed therein and except that the unaudited Financial Statements may not include all footnotes required by GAAP, and present fairly the financial condition and position of the Company as of the Statement Date, subject, in the case of unaudited Financial Statements, to normal, year-end adjustments that the Company currently believes will not, individually or in the aggregate, be material.

2.6 Liabilities. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except (i) current liabilities incurred in the ordinary course of business subsequent to the Statement Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, either in any individual case or in the aggregate, would not have a material adverse effect on the Company’s assets, financial condition, prospects or operations.

2.7 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products), (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Except as contemplated by this Agreement, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up, of the Company.

2.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors, or key employees of the Company, or, to the best of the Company’s knowledge, any members of their immediate families or any stockholder of the Company, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director, or key employee of the Company, or, to the best of the Company’s knowledge, any member of their immediate families or any stockholder of the Company, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.9 Changes. Since the Statement Date, there has not been, to the best of the Company’s knowledge:

(a) Any change in the assets, liabilities, financial condition, or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition, or operations of the Company;

(b) Any resignation or termination of any officer or key employee of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;

(e) Any waiver by the Company of a valuable right or of a material debt owed to it;

(f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

(g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(h) Any declaration or payment of any dividend or other distribution of the assets of the Company in respect of any of the Company’s capital stock;

(i) Any labor organization activity related to the Company;

(j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for amounts individually less than $5,000 and less than $10,000 in the aggregate and for current liabilities incurred in the ordinary course of business;

(k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations of the Company;

(m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Company; or

(n) Any agreement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

2.10 Title to Properties and Assets; Liens, Etc.. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those reflected in the Financial Statements, (b) those resulting from taxes which have not yet become delinquent, (c) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (d) minor liens and encumbrances which do not materially interfere with the use of the property subject thereto and (e) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

2.11 Intellectual Property.

(a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for any such allegation.

(c) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in substantially the form approved by the Board of Directors of the Company. No former or current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

2.12 Compliance with Other Instruments. The Company is not in violation or default of any term of its Restated Certificate or Bylaws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or injunction to which it is a party or, to the best of its knowledge, by which it is bound, the violation of which would have a material adverse effect on the business, assets, liabilities, financial condition or operations of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Ancillary Agreements, and the performance of its obligations hereunder and thereunder, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. To its knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any license, distribution agreement or other agreement required to be disclosed on the Company Disclosure Schedule.

2.13 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, or the Ancillary Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, liabilities, financial condition, prospects or operations of the Company, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened or any basis therefor known by the Company involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or, to the best of its knowledge, subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.14 Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required by Law to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Effective Time, have been paid, are accrued for the in the Financial Statements or will be paid prior to the time they become delinquent, except those contested by the Company in good faith and which are identified on the Company Disclosure Schedule. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. To the best of the Company’s knowledge, it has no liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately accrued or provided for. The Company has withheld with respect to its employees and other third parties for which it is obligated to make tax withholdings (and timely paid over (if due prior to the Effective Time) any withheld amounts to the appropriate taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld. The Company is not, nor has it been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

2.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted or presently proposed to be conducted by the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.

2.16 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. No officer or key employee is currently working for a competitive enterprise, whether or not such officer or key employee is compensated by such enterprise.

2.17 Voting Rights. To the Company’s knowledge, except as contemplated in the Voting Agreement dated as of March 31, 2003, as amended to date, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.18 Compliance with Laws; Permits. The Company is not in violation of any applicable Law in respect of the conduct of its business as presently conducted or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed with any local, state, federal or other governmental authority in connection with the execution and delivery of this Agreement, except such as has been duly and validly obtained or filed, or that may be made after the Effective Time, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Company.

2.19 Environmental and Safety Laws. The Company is not in violation of any applicable Law relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing Law. No Hazardous Materials are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company.

2.20 Minute Books. The copies of the minute books of the Company made available to Parent contain a summary of all meetings of directors and stockholders since the time of incorporation that is complete in all material respects.

2.21 Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverage that the Company reasonably believes are sufficient for the business as conducted and proposed to be conducted by the Company.

2.22 Tax Elections. The Company has not elected pursuant to the Code to be treated as an “S” corporation pursuant to Section 1362(a) of the Code.

2.23 Full Disclosure. The Company has provided Parent with all information requested in writing by Parent in connection with the transactions contemplated hereby. None of this Agreement, the exhibits hereto, the Ancillary Agreements nor any other document delivered by the Company to Parent or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.24 Brokers. Neither the Company nor any of its officers, directors, employees or agents, has entered into any agreement, or had any discussions with any Person regarding any transaction involving the Company which could result in Parent, the Company, the Surviving Corporation or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of or in connection with entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, hereby represent and warrant to the Company s follows:

3.1 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business.

3.2 Authority Relative to this Agreement. All corporate action on the part of Parent and Sub, their respective officers, directors and stockholders necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all obligations of Parent and Sub hereunder and thereunder has been taken. This Agreement and the Ancillary Agreements, when executed and delivered, will be valid and binding obligations of Parent and Sub enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

3.3 Parent Capitalization. The authorized capital stock of Parent will, upon the filing of the Restated Certificate, consist of: 7,164,740 shares of Class A Common Stock, par value $0.001 per share, 5,015,318 shares of which are issued and outstanding, 12,922,095 shares of Class B Common Stock, par value $0.001 per share (“Parent Class B Common Stock”), 136,249 shares of which are issued and outstanding, 5,656,473 shares of Class C Common Stock, par value $0.001 per share, 2,639,688 shares of which are issued and outstanding and 20,086,835 shares of Common Stock, par value $0.001 per share, none of which are issued and outstanding. Parent has reserved 1,231,924 shares of Parent Class B Common Stock for issuance hereunder and 1,231,924 shares of Common Stock for issuance upon conversion of such shares. Options to purchase 5,879,829 shares of Parent Class B Common Stock are currently outstanding and warrants to purchase 183,120 shares of Parent Class B Common Stock are currently outstanding.

3.4 Sub Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which are outstanding and owned by Parent. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Sub is a party or by which Sub is bound obligating Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Sub or obligating Sub to grant, extend, or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of the Common Stock of Sub have been duly authorized and are validly issued, fully paid and non-assessable, and have been issued in compliance with applicable securities laws.

3.5 Issuance of Parent Class B Common Stock. The shares of Parent Class B Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.6 Brokers. Neither Parent nor any of its officers, directors, employees or agents, has entered into any agreement, or had any discussions with any Person regarding any transaction involving Parent which could result in Parent, the Company, the Surviving Corporation or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of or in connection with entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company.

3.7 Compliance with Other Instruments. Parent is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or injunction to which it is a party or, to the best of its knowledge, by which it is bound, the violation of which would have a material adverse effect on the business, assets, liabilities, financial condition or operations of Parent. The execution, delivery, and performance of and compliance with this Agreement, and the Ancillary Agreements, and the performance of its obligations hereunder and thereunder, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Parent or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Parent, its business or operations or any of its assets or properties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder, severally but not jointly, hereby represents and warrants to Parent as follows:

4.1 Requisite Power and Authority. Such Principal Stockholder has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on such Principal Stockholder’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be valid and binding obligations of such Principal Stockholder, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations. Such Principal Stockholder understands that the shares of Parent Class B Common Stock constituting the Merger Consideration (the “Merger Shares”) and the Parent Common Stock issuable upon conversion thereof (the “Conversion Shares”) have not been registered under the Securities Act. Such Principal Stockholder also understands that the Merger Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Principal Stockholder’s representations contained in this Agreement. Such Principal Stockholder hereby represents and warrants as follows:

(a) Such Principal Stockholder Has Investment Experience and Bears Economic Risk. Such Principal Stockholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that he, she or it is capable of evaluating the merits and risks of his, her or its investment in Parent and has the capacity to protect his, her or its own interests. Such Principal Stockholder must bear the economic risk of this investment indefinitely unless the Merger Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Such Principal Stockholder understands that Parent has no present intention of registering the Merger Shares or the Conversion Shares. Such Principal Stockholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Principal Stockholder to transfer all or any portion of the Merger Shares or the Conversion Shares under the circumstances, in the amounts or at the times such Principal Stockholder might propose.

(b) Acquisition for Own Account. Such Principal Stockholder is acquiring the Merger Shares and the Conversion Shares for such Principal Stockholder’s own account for investment only, and not with a view towards their distribution.

(c) Principal Stockholder Can Protect Its Interest. Such Principal Stockholder represents that by reason of his, her or its management’s, business or financial experience, such Principal Stockholder has the capacity to protect his, her or its own interests in connection with the transactions contemplated in this Agreement. Further, such Principal Stockholder is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d) Accredited Investor. Such Principal Stockholder represents that he, she or it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(e) Parent Information. Such Principal Stockholder has had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent’s operations and facilities. Such Principal Stockholder has also had the opportunity to ask questions of and receive answers from, Parent and its management regarding the terms and conditions of this transaction.

(f) Rule 144. Such Principal Stockholder acknowledges and agrees that the Merger Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Principal Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g) Residence. If such Principal Stockholder is an individual, then Such Principal Stockholder resides in the state or province identified in the address of such Principal Stockholder set forth on the signature pages hereto; if such Principal Stockholder is a partnership, corporation, limited liability company or other entity, then the office or offices of such Principal Stockholder in which its investment decision was made is located at the address or addresses of such Principal Stockholder set forth on the signature pages hereto.

(h) Foreign Investors. If such Principal Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), such Principal Stockholder hereby represents that he, she or it has satisfied himself, herself or itself as to the full observance of the Laws of his, her or its jurisdiction in connection with any invitation to subscribe for the Merger Shares, or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Merger Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Merger Shares. The issuance of, and continued beneficial ownership of the Merger Shares and Conversion Shares will not violate any applicable securities or other Laws of such Principal Stockholder’s jurisdiction.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Put Right.

(a) In the event that a registration statement with respect to Parent’s initial public offering of Parent Common Stock (an “IPO”) involving (i) an offering in which the aggregate gross proceeds to Parent (before the deduction of underwriters’ commissions and expenses are at least $20 million, (ii) a firm value of Parent of not less than $100 million and (iii) listing of the securities offered in such IPO on Nasdaq (a “Qualified IPO”) has not been declared effective by December 31, 2006 (the “Put Date”), then each holder of Company Series B Preferred Stock immediately prior to the Effective Time (each a “Company Series B Investor”) shall have the right to sell certain shares of Parent Class B Common Stock received pursuant to this Agreement back to Parent on the terms and subject to the conditions set forth below (the “Put Right”). Any Company Series B Investor may exercise the Put Right by delivering an irrevocable notice thereof to Parent not later than thirty (30) days following the Put Date (the “Put Notice”).

(b) Pursuant to the Put Right, each Company Series B Investor shall be entitled to sell that number of shares of Parent Class B Common Stock that is equal to the product of (i) the result of (A) the total number of shares of Parent Class B Common Stock that constitute the Merger Consideration less (B) the number of Returned Shares (if any) multiplied by (ii) 44.556% (the “Put Percentage”) (such number of shares to be adjusted appropriately to reflect the impact of any stock split, combination, recapitalization, or the like applicable to the Parent Class B Common Stock that is effected on or after the Closing Date, so as to put each Company Series B Investor in substantially the same economic position as if no such stock split, combination, recapitalization, or the like had occurred) (as so adjusted, the “Aggregate Put Shares Number”) in exchange for cash consideration from Parent equal to such Company Series B Investor’s Put Pro Rata Share (as defined below) of $2,893,014 (the “Put Consideration”). Each Company Series B Investor’s “Put Pro Rata Share” shall be equal to the quotient of (A) the number of shares of Company Series B Preferred Stock held by such Company Series B Investor immediately prior to the Effective Time divided by (B) the number of shares of Company Series B Preferred Stock held by all Company Series B Investors (other than Parent and any holder of Company Series B Preferred Stock whose shares are appraised and acquired for cash in connection with such appraisal) immediately prior to the Effective Time, including in each case any Second Closing Escrow Shares or Third Closing Escrow Shares, as applicable.

(c) Parent shall pay the share of the Put Consideration payable to each Company Series B Investor that elects to exercise its Put Right not later than six (6) months following the Put Date, provided, however, that notwithstanding the foregoing, if Parent makes such payment later than thirty (30) days following the Put Date (it being understood and agreed that Parent is not entitled to make such payment any later than six (6) months after Put Date), the Put Percentage shall be increased to 53.467% (with a corresponding increase to the Aggregate Put Shares Number) and the Put Consideration shall be increased to $3,471,617.

(d) The ability to exercise the Put Right shall terminate upon the earlier of (i) thirty (30) days after the Put Date or (ii) the effective date of a registration statement filed in connection with a Qualified IPO.

5.2 Registration Rights.

(a) At any time after Parent has qualified for the use of Form S-3, subject to the conditions set forth in this Section 5.2, if Parent shall receive from a Company Series B Investor, or any Company Series B Investors, a written request that Parent effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Parent Capital Stock then held by such Company Series B Investor (such request shall state the number of shares of Parent Capital Stock to be disposed of and the intended methods of disposition of such shares by such Company Series B Investor), Parent will within twenty (20) calendar days after receipt of such notice, give written notice of the proposed registration, and any related qualification or compliance, to all other Company Series B Investors and as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Company Series B Investors’ Parent Capital Stock as are specified in such request, together with all or such portion of the Parent Capital Stock of any other Company Series B Investors joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from Parent; provided, however, that Parent shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.2, (i) if Form S-3 is not available to Parent for such offering, (ii) if the aggregate proceeds from the sale of Parent Capital Stock proposed to be sold pursuant to a Form S-3 will not exceed $500,000 or (iii) if Parent has already effected one (1) registration pursuant to this Section 5.2 in the immediately preceding six (6) month period.

(b) All Registration Expenses incurred in connection with any registration effected pursuant to this Section 5.2 shall be borne by Parent. All Selling Expenses incurred in connection with any registrations under this Section 5.2 shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

(c) To the extent permitted by Law, Parent will indemnify and hold harmless each Company Series B Investor, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Company Series B Investor within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 5.2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by Parent of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to Parent and relating to action or inaction required of Parent in connection with any offering covered by such registration, qualification, or compliance, and Parent will reimburse each such Company Series B Investor, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Company Series B Investor, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by such Company Series B Investor, any of such Company Series B Investor’s officers, directors, partners, legal counsel or accountants, any person controlling such Company Series B Investor, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 5.2(c) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) To the extent permitted by Law, each Company Series B Investor will, if Parent Capital Stock held by such Company Series B Investor is included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless Parent, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of Parent’s securities covered by such a registration statement, each person who controls Parent or such underwriter within the meaning of Section 15 of the Securities Act, each other such Company Series B Investor, and each of their officers, directors, and partners, and each person controlling such Company Series B Investor, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent and such Company Series B Investors, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to Parent by such Company Series B Investor and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Company Series B Investor (which consent shall not be unreasonably withheld, conditioned or delayed); and provided that in no event shall any indemnity under this Section 5.2(d) exceed the net proceeds from the offering received by such Company Series B Investor.

(e) Each party entitled to indemnification under this Section 5.2 (the “Registration Indemnified Party”) shall give notice to the party required to provide indemnification (the “Registration Indemnifying Party”) promptly after such Registration Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Registration Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Registration Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Registration Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Registration Indemnified Party to give notice as provided herein shall not relieve the Registration Indemnifying Party of its obligations under this Section 5.2, to the extent such failure is not prejudicial. No Registration Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Registration Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Registration Indemnified Party shall furnish such information regarding itself or the claim in question as a Registration Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(f) Parent shall keep any registration on Form S-3 effective until the earliest of (i) sixty (60) days following the effective date of the registration statement, (ii) such time as all shares registered thereunder have been sold or (iii) such time as the holders whose shares are registered on such Form S-3 agree to terminate such registration. Parent agrees that it will use commercially reasonable efforts to (x) obtain eligibility to use Form S-3 in accordance with SEC rules and regulations and (y) maintain and continue such eligibility such that the Company Series B Investors may enjoy the benefits of the registration rights provided under this Section 5.2.

(g) If (i) in the good faith judgment of the board of directors of Parent (the “Parent Board”), the filing of a registration statement pursuant to this Section 5.2 would be detrimental to Parent and the Parent Board concludes, as a result, that it is in the best interests of Parent to defer the filing of such registration statement at such time, and (ii) Parent shall furnish to such Company Series B Investors a certificate signed by the President of Parent stating that in the good faith judgment of the Parent Board, it would be detrimental to Parent for such registration statement to be filed in the near future and that it is, therefore, in the best interests of Parent to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 5.2(a) above) Parent shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Company Series B Investors, and, provided further, that Parent shall not defer its obligation in this manner more than once in any twelve (12)-month period.

5.3 Market Standoff Agreements. Each Principal Stockholder receiving Parent Class B Common Stock pursuant to this Agreement agrees to execute a lock-up agreement with Parent in substantially the form attached hereto as Exhibit D (the “LUA”) pursuant to which such holders shall agree, if so requested by Parent or any underwriter’s representative in connection with an IPO, not to sell or otherwise transfer any securities of Parent during a period of up to one hundred eighty (180) days following the effective date of the registration statement, or such other period as specified in any lock-up agreement approved by Parent and its underwriters in connection with an IPO. Notwithstanding the foregoing, if any other stockholders of Parent are offered the opportunity to enter into a different lock-up agreement that contains terms or provisions that are materially more favorable to such stockholders (a “Preferential LUA”) than those contained in the LUA entered into or to be entered into by any Principal Stockholder hereunder, then each such Principal Stockholder shall be entitled at its option to enter into such Preferential LUA as well prior to the IPO.

5.4 Cooperation in Qualified IPO. Each Principal Stockholder receiving Parent Class B Common Stock pursuant to this Agreement agrees to take such other commercially reasonable actions as may be reasonably necessary to effectuate a Qualified IPO, including without limitation executing and delivering any stockholder consents, questionnaires, lock-up agreements (but in this case subject to Section 5.3, above) and certificates reasonably requested by Parent or its underwriters, but only if and to the extent that such actions, consents, and the like do not contain terms that provide disparate treatment to the holders of Parent Class B Common Stock from those actions and consents required of Parent’s other stockholders.

5.5 Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided, however, that the Company shall pay the reasonable legal fees and expenses incurred by DLA Piper Rudnick Gray Cary US LLP in its capacity as counsel for the Company, which fees shall not exceed $40,000.

5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.7 Indemnification. From and after the Effective Time, Parent shall (or shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company to indemnity each Person who is or was a director or officer of the Company pursuant to any indemnification provisions of the Company’s charter or bylaws as in effect immediately prior to the Effective Time.

5.8 Certain Employee and Benefits Matters. Those employees of the Company who are hired by Parent or any of its affiliates will be full given credit for their service and tenure with the Company with respect to vacation accruals, non-applicability of waiting periods for Company benefits (insurance, participation in 401(k) plan and the like. Those employees of the Company who are not hired by Parent or its affiliates will be any and all accrued or otherwise applicable severance, accrued vacation and the like, in accordance with the Company’s historical practices and procedures.

5.9 Information Rights.

(a) Access to Records; Inspection. Each Principal Stockholder who receives at least 30,000 shares of Parent Class B Common Stock pursuant to this Agreement (each, a “Significant Holder”) shall have the right to visit and inspect any of the properties of Parent and to discuss the affairs, finances and accounts of Parent with its officers, and to review such information as is reasonably requested all during normal business hours. Parent shall make its officers available to the Significant Holders during all such visits and inspections. The Significant Holders agree to keep, and to use the same degree of care as such Significant Holders use to protect their own confidential information, confidential and not misuse any Parent information that Parent identifies as being confidential or proprietary (so long as such information is not in the public domain) that is obtained by a Significant Holder, except that a Significant Holder may disclose such proprietary or confidential information (i) to any partner, subsidiary, parent or such other agent of such Significant

Holder for the purpose of evaluating its ownership position in Parent as long as such partner, subsidiary, parent or agent is advised of and bound to the confidentiality provisions of this Agreement; (ii) at such time as it enters the public domain through not fault of such Significant Holder; (iii) that is communicated to it free of any obligation of confidentiality; or (iv) that is developed by such Significant Holder or its agents independently of and without reference to any confidential information communicated by Parent.

(b) Financials. As soon as reasonably practicable after the end of each quarterly accounting periods in each fiscal year of Parent, Parent will furnish to each Significant Holder, upon request from such Significant Holder, an unaudited consolidated balance sheet of Parent as of the end of each such quarterly period, and an unaudited consolidated statement of income and an unaudited statement of cash flows of Parent for such period and for the current fiscal year to date, prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and period-end audit adjustments may not have been made).

ARTICLE 6

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants in this Agreement of the Company and the Principal Stockholders on the one hand, and Parent and Sub on the other hand, shall survive the Merger and continue until 5:00 p.m., Virginia time, on the date which is one year following the Closing Date (the “Expiration Date”); provided, however, that (a) the representations and warranties of the Company set forth in Sections 2.1 and 2.4 of this Agreement shall survive indefinitely and (b) the representations and warranties of the Company set forth in Sections 2.14 and 2.19 of this Agreement shall survive until the expiration of the applicable statutes of limitation.

6.2 Indemnification by the Principal Stockholders and the Company. Subject to the restrictions and limitations set forth elsewhere herein, the Principal Stockholders, severally but not jointly, in proportion to their respective Indemnification Pro Rata Shares, shall indemnify and hold harmless Parent and its officers, directors, employees, agents, Representatives and affiliates, including the Surviving Corporation after the Closing (Parent and such other persons, collectively, the “Parent Indemnified Parties”), against all Losses incurred directly or indirectly by one or more Parent Indemnified Parties as a result of (a) any inaccuracy or breach of any representation or warranty of the Company contained herein or (b) any failure by the Company prior to Closing or any failure by the Principal Stockholders to perform or comply with any covenant contained herein, provided, however, that no Principal Stockholder will be liable or responsible for, or have any indemnification obligations in respect of, any other Principal Stockholder’s breach of any covenant contained herein. No Principal Stockholder shall have any right of contribution from Parent or the Surviving Corporation with respect to any Loss claimed by Parent Indemnified Parties.

6.3 Claims for Indemnification.

(a) Upon receipt by a Principal Stockholder of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (i) stating that Parent Indemnified Parties have paid or properly accrued or reasonably anticipate that they will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty (which shall be based upon a representation or warranty of the Company that shall not have terminated as of the date such Officer’s Certificate is delivered to such Principal Stockholder) to which such item is related, such Principal Stockholder shall, subject to the provisions of Sections 6.3(b) and 6.4 hereof, deliver to Parent, as promptly as practicable, cash or Parent Capital Stock in an amount equal to such Losses, and Parent shall deliver such cash or Parent Capital Stock to such Parent Indemnified Parties as appropriate. Parent shall deliver an Officer’s Certificate concurrently to each Principal Stockholder from whom Parent intends to seek indemnification for the Losses specified in such Officers Certificates. If Parent shall not have delivered an Officer’s Certificate regarding such Losses to a Principal Stockholder within thirty (30) days of the delivery of the first Officer’s Certificate for such Losses, Parent shall not be entitled to seek indemnification hereunder for such Losses from such Principal Stockholder.

(b) A Principal Stockholder, at its option, may elect to satisfy Losses claimed under Section 6.3 by delivering cash, Parent Capital Stock or any combination thereof to Parent. For the purpose of determining the number of shares of Parent Capital Stock to be delivered to Parent pursuant to this Section 6.3, each share of Parent Capital Stock shall be valued at either (i) if publicly traded and listed or admitted for trading on any exchange or market (including, without limitation, Nasdaq or the NYSE) or traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the ten (10)-day period ending three (3) trading days prior to the date of such delivery or (ii) otherwise, the Implied Share Price.

6.4 Objections to Claims; Resolution of Conflicts; Arbitration.

(a) Objections to Claims. Each Principal Stockholder shall be entitled, during the thirty-day period following the time of delivery of any Officer’s Certificate to such Principal Stockholder, to object to the claim made in such Officer’s Certificate by delivering a written statement of such objection to Parent. After the expiration of such thirty (30)-day period, provided that no such written statement of objection shall have been delivered to Parent, such Principal Stockholder shall make delivery of cash and/or shares of Parent Capital Stock to Parent in accordance with Section 6.3 hereof.

(b) Disputed Claims. In case a Principal Stockholder objects in writing to any claim or claims made in any Officer’s Certificate, Parent and each Principal Stockholder to whom an Officer’s Certificate shall have been delivered (and who shall not previously have satisfied such claim or claims) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Parent and each such Principal Stockholder should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties. Such Principal Stockholder shall be entitled to rely on any such memorandum and deliver cash and/or shares of Parent Capital Stock to Parent in accordance with the terms thereof.

(c) Arbitration.

(i) If no agreement can be reached after the good faith negotiation contemplated by Section 6.4(b), any party to such negotiation may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Each party to such negotiation (with all Principal Stockholders treated for this purpose as one party) shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce and minimize to the fullest extent practicable the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity of competent jurisdiction, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrators. Notwithstanding anything herein or otherwise to the contrary, the arbitrators shall (x) have no right or authority to award damages or costs against any person that exceed the limitations applicable to such person in accordance with the provisions of Section 6.6, or to award damages or costs that otherwise are not allocable to such person in pursuant to Section 6.2, and (y) describe the basis for any decision or award in reasonable detail.

(ii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held under the rules then in effect of the American Arbitration Association.

6.5 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a claim for indemnification under Section 6.3, Parent shall notify the Principal Stockholders of such claim, and one representative of the Principal Stockholders (which representative would be designated from time to time by, and serve in such role at the pleasure of, a majority in interest of the Principal Stockholders, measured by shares of Parent Class B Common Stock issuable to the Principal Stockholders at the Effective Time) shall be entitled, at the expense of the Principal Stockholders, to participate in, but not to determine or conduct, any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the representative of the Principal Stockholders (which consent shall not be unreasonably withheld or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount payable by any Principal Stockholder as a result of any claim for indemnification under Section 6.3. In the event that the representative of the Principal Stockholders shall have consented to any such settlement, no Principal Stockholder shall have any power or authority to object under any provision of this Article 6 to the amount of any claim by Parent against such Principal Stockholder with respect to such settlement.

6.6 Limitations; Maximum Payments; Remedies.

(a) Notwithstanding anything herein or otherwise to the contrary, neither Parent nor any of the other Parent Indemnified Parties may seek indemnification with respect to any claim for Losses until the aggregate amount of all Losses for which indemnification under this Article 6 is sought exceeds $150,000 (the “Minimum Claims Amount”), whereupon Parent and such other Parent Indemnified Parties shall be entitled to seek indemnification with respect to all such Losses without regard to the Minimum Claims Amount from the first dollar of such Losses, subject to the limitations set forth in Section 6.6(b), provided, however, that no Parent Indemnified Party (other than Parent) shall be entitled or permitted to seek indemnification under this Article 6 unless Parent shall have consented in writing, in Parent’s sole discretion, to the assertion of such claim by such other Parent Indemnified Party.

(b) Except in the case of fraud, the maximum liability of each Principal Stockholder for his, her or its indemnification obligations pursuant to this Article 6 shall be limited to sixty percent (60%) of such Principal Stockholders’ Indemnification Pro Rata Share of the Merger Consideration, provided, however, that notwithstanding the foregoing, the liability of the Principal Stockholders for their indemnification obligations pursuant to this Article 6 shall be limited to one hundred percent (100%) of their Indemnification Pro Rata Share of the Merger Consideration with respect to breaches of the Company of the representations and warranties made in Section 2.11 hereof, provided, however, that for purposes of clarity, except in the case of fraud, in no event will the foregoing provisions be read to provide for indemnification in excess of one hundred percent (100%) of the respective Principal Stockholders’ Indemnification Pro Rata Share of the Merger Consideration. The indemnification rights of Parent and the other Parent Indemnified Parties provided for in this Article 6 shall be, except in the case of fraud, the sole and exclusive remedy available to them (or any person claiming through them) for any Losses that such persons (or any person claiming through them) have now or may have in the future, of any kind or nature whatsoever, whether in law, at equity or otherwise, and whether know or unknown, including, without limitation, any Losses attributable to any inaccuracy in or breach of any representation or warranty, any failure to perform any of the covenants, agreements or undertakings in this Agreement, the Company Disclosure Schedule, or as part of or in connection with any agreement or any other document provided for in or contemplated by this Agreement. For purposes of this Section 6, the number of shares constituting the “Merger Consideration” shall be adjusted and reduced as appropriate in the event of a Second Closing Termination Event or a Third Closing Termination Event by the number of shares of Parent Class B Common Stock cancelled by Parent upon such events.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent to:

Luna Innovations Incorporated

2851 Commerce Street Southeast

Blacksburg, Virginia 24011

Facsimile No.: (540) 951-6760

Attn: Kent Murphy, Ph.D.

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

11921 Freedom Drive, Suite 600

Reston, Virginia 20190

Facsimile No.: (703) 734-3199

Attn: Trevor J. Chaplick, Esq.

If to the Company to:

Luna Technologies, Inc.

2020 Kraft Drive, Suite 2000

Blacksburg, Virginia 24060

Facsimile No.: (540) 961-5191

Attn: John Goerhke

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

1775 Wiehle Avenue, Suite 400

Reston, Virginia 20190

Facsimile No.: (703) 773-5096

Attn: Geoff Willard, Esq.

If to any Principal Stockholder, to such Principal Stockholder’s address as set forth on the signature pages hereto.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 7.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 7.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

7.2 Entire Agreement. This Agreement and the Schedules hereto, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the agreements of which forms of which are attached as Exhibits hereto, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

7.3 Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.

7.4 Amendment and Waiver. Any term or condition of this Agreement may be amended or waived at any time by upon the written consent of Parent and the Company, provided, however, that if any waiver affects the rights or obligations of the Principal Stockholders hereunder, such amendment or waiver shall also require the consent of the Principal Stockholders receiving a majority of the Parent Class B Common Stock issued pursuant to this Agreement. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

7.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Persons entitled to indemnity under Article 6 and the persons intended to be benefited thereunder.

7.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

7.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.9 Governing Law. This Agreement, any other merger agreements, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

7.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.14 Representation; Waiver of Conflicts.

(a) Each party to this Agreement acknowledges that DLA Piper Rudnick Gray Cary US LLP has served as special counsel to the Company in connection with and to facilitate the negotiation and preparation of this Agreement and all related agreements, documents and transactions and has not represented any other party or parties hereto. Each party to this Agreement further acknowledges that DLA Piper Rudnick Gray Cary US LLP and certain of its attorneys (collectively, “DLA Piper”), outside counsel to the Company, has in the past performed and may now or in the future represent one or more Principal Stockholders or their affiliates in matters other than those provided for in this Agreement. The applicable rules of professional conduct require that DLA Piper inform the parties hereunder of this representation and obtain their consent. DLA Piper has served as outside counsel to the Company and has negotiated the terms of this Agreement and the Merger solely on behalf of the Company. The Company and each other party hereto hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledge that with respect to this Agreement and the Merger, DLA Piper has represented solely the Company, and not any person or party hereto; and (iii) gives its informed consent to DLA Piper’s representation of the Company in connection with this Agreement and the Merger and waives any conflicts with respect thereto.

(b) Each party to this Agreement acknowledges that Wilson Sonsini Goodrich & Rosati, P.C. has served as special counsel to Parent in connection with and to facilitate the negotiation and preparation of this Agreement and all related agreements, documents and transactions and has not represented any other party or parties hereto. Each party to this Agreement further acknowledges that Wilson Sonsini Goodrich & Rosati, P.C. and certain of its attorneys (collectively, “WSGR”), outside counsel to Parent, has in the past performed and may now or in the future represent the Company and one or more Principal Stockholders or their affiliates in matters other than those provided for in this Agreement. The applicable rules of professional conduct require that WSGR inform the parties hereunder of this representation and obtain their consent. WSGR has served as outside counsel to Parent and has negotiated the terms of this Agreement and the Merger solely on behalf of Parent. Parent, the Company and each other party hereto hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledge that with respect to this Agreement and the Merger, WSGR has represented solely Parent, and not any person or party hereto; and (iii) gives its informed consent to WSGR’s representation of Parent in connection with this Agreement and the Merger and waives any conflicts with respect thereto.

ARTICLE 8

DEFINITIONS

8.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

“Aggregate Put Shares Number” has the meaning given to it in Section 5.1.

“Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning given to it in Section 2.1.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.

“Certificates” has the meaning given to it in Section 1.10(b).

“Closing” has the meaning given to it in Section 1.2.

“Closing Date” has the meaning given to it in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning given to it in the forepart of this Agreement.

“Company Capital Stock” means collectively the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share of the Company.

“Company Disclosure Schedule” has the meaning given to it in the preamble of Article 2.

“Company Option(s)” means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants.

“Company Preferred Stock” means collectively the Company Series A Preferred Stock, Company Series A-1 Preferred Stock and Series B Preferred Stock.

“Company Restricted Stock” means shares of Company Capital Stock that are subject to a repurchase option in favor of the Company.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 Convertible Preferred Stock, par value $0.001 per share of the Company.

“Company Series B Investor” has the meaning given to it in Section 5.1.

“Company Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share of the Company.

“Company Stock Purchase Right” means a right to purchase Company Restricted Stock granted pursuant to the Plans or otherwise.

“Company Warrants” means any and all warrants to purchase Company Capital Stock.

“Conversion Shares” has the meaning given to it in Section 4.2.

“Delaware Law” means the General Corporation Law of the State of Delaware and all amendments and additions thereto.

“Dissenting Shares” has the meaning given to it in Section 1.8(a).

“Effective Time” has the meaning given to it in Section 1.2.

“Expiration Date” has the meaning given to it in Section 6.1.

“Financial Statements” has the meaning given to it in Section 2.5.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

“Founder Option Plan” has the meaning given to it in Section 2.3(b).

“GAAP” has the meaning given to it in Section 2.5.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including any stock exchange, quotation service and the National Association of Securities Dealers.

“Hazardous Materials” means (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

“Indemnification Pro Rata Share” shall mean the quotient of (a) the number of shares of Parent Class B Common Stock issued to a Principal Stockholder pursuant to this

Agreement divided by (b) the total number of shares of Parent Class B Common Stock issued to all Principal Stockholders pursuant to this Agreement.

“IPO” has the meaning given to it in Section 5.1.

“Implied Share Price” means a price per share of Parent Class B Common Stock equal to: (i) if neither the Second Closing nor Third Closing has occurred, $5.9266, (ii) if the Second Closing has occurred, but the Third Closing has not occurred, $5.2962, if the Third Closing has occurred, but the Second Closing has not occurred, $5.5315 and (iv) if both the Second Closing and Third Closing have occurred, $4.9784, in each case, as appropriately adjusted for stock splits, stock dividends and the like.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Loss(es)” means any and all damages, fines, fees, taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including reasonable fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any third party claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise), net of any insurance proceeds actually received or proceeds received by virtue of third party indemnification.

“LUA” has the meaning given to it in Section 5.3.

“Merger” has the meaning given to it in Recital A to this Agreement.

“Merger Consideration” has the meaning given to it in Section 1.6.

“Minimum Claims Amount” has the meaning given to it in Section 6.6.

“New Plan” has the meaning given to it in Section 2.3(b).

“Officer’s Certificate” has the meaning given to it in Section 6.3(a).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Board” has the meaning given to it in Section 5.2.

“Parent Capital Stock” means the capital stock of Parent.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.001 per share of Parent.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.001 per share of Parent.

“Parent Class C Common Stock” means the Class C Common Stock, par value $0.001 per share of Parent.

“Parent Common Stock” means the Common Stock, par value $0.001 per share of Parent.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 6.2.

“Parent Purchase Agreement” means that certain Class C Common Stock Purchase Agreement dated as of August 2, 2005, by and among Parent and Carilion Health System.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plans” has the meaning given to it in Section 2.3(b).

“Preferential LUA” has the meaning given to it in Section 5.3.

“Principal Stockholder” means any holder of Company Preferred Stock immediately prior to the Effective Time who is receiving shares of Parent Class B Common Stock pursuant to this Agreement.

“Put Consideration” has the meaning given to it in Section 5.1.

“Put Date” has the meaning given to it in Section 5.1.

“Put Notice” has the meaning given to it in Section 5.1.

“Put Percentage” has the meaning given to it in Section 5.1.

“Put Pro Rata Share” has the meaning given to it in Section 5.1.

“Put Right” has the meaning given to it in Section 5.1.

“Qualified IPO” has the meaning given to it in Section 5.1.

“Registration Expenses” shall mean all expenses incurred by Parent in complying with Section 5.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Parent, Blue Sky fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of Parent, which shall be paid in any event by Parent, all underwriting discounts and all underwriting commissions).

“Registration Indemnified Party has the meaning ascribed to it in Section 5.2.

“Registration Indemnifying Party” has the meaning ascribed to it in Section 5.2.

“Representative” means each any every officer, director, employee, agent, attorney, accountant, advisor and representative of any person or party.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of Parent, substantially in the form attached as Exhibit E hereto, to be in effect immediately following the Effective Time.

“Returned Shares” means any Second Closing Escrow Shares or Third Closing Escrow Shares that are returned to the status of authorized but unissued shares of Parent Capital Stock pursuant to Section 1.9, as applicable.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Second Closing Escrow Shares” has the meaning ascribed to it in Section 1.9.

“Second Closing Termination Event” has the meaning ascribed to it in Section 1.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer rates applicable to the sale of Parent Capital Stock and, except as set forth in the definition of “Registration Expenses” above, all fees and reimbursement of counsel for the Company Series B Investors initiating such registration.

“Series A Exchange Ratio” means either: (i) with respect to Company Series A Preferred Stock issued on December 22, 2000, 0.04951047, (ii) with respect to Company Series A Preferred Stock issued on March 20, 2001, 0.04860027, (iii) with respect to Company Series A Preferred Stock issued on October 10, 2001, 0.04655411, (iv) with respect to Company Series A Preferred Stock issued on June 27, 2003, 0.04080614, or (v) with respect to Company Series A Preferred Stock issued on March 16, 2004, 0.03860487, as applicable.

“Series A-1 Exchange Ratio” means either: (i) with respect to Company Series A-1 Preferred Stock issued on March 20, 2001, 0.04860027 or (ii) with respect to Company Series A-1 Preferred Stock issued on October 10, 2001, 0.04655411, as applicable.

“Series B Exchange Ratio” means either: (i) with respect to Company Series B Preferred Stock issued on March 31, 2003, 0.01360621, (ii) with respect to Company Series B Preferred Stock issued on June 27, 2003, 0.01333761, or (iii) with respect to Company Series B Preferred Stock issued on March 16, 2004, 0.01356828, as applicable.

“Significant Holder” has the meaning ascribed to it in Section 5.9.

“Statement Date” has the meaning given to it in Section 2.5

“Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Surviving Corporation” has the meaning given to it in Section 1.1.

“SVB Warrant” means that certain warrant to purchase shares of the Series A Preferred Stock of the Company, dated as of August 31, 2001, and issued by the Company to Silicon Valley Bank.

“Third Closing Escrow Shares” has the meaning ascribed to it in Section 1.9.

“Third Closing Termination Event” has the meaning ascribed to it in Section 1.9.

“VT Warrant” means that certain warrant to purchase shares of the Series A Preferred Stock of the Company, dated as of September 23, 2002, and issued by the Company to the Virginia Tech Foundation, Inc.

“Warrant Exchange Ratio” means 0.03429089.

8.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, the Company and the Principal Stockholders, and the terms “third party” or “third parties” refers to Persons other than Parent or the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

PARENT:

LUNA INNOVATIONS INCORPORATED

By:	/s/ Scott A. Graeff
Name:	Scott A. Graeff
Title:	Chief Financial Officer

SUB:

LUNA TECHNOLOGIES ACQUISITION CORP.

By:	/s/ Scott A. Graeff
Name:	Scott A. Graeff
Title:	President and Secretary

COMPANY:

LUNA TECHNOLOGIES, INC.

By:	/s/ John Goehrke
Name:	John Goehrke
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS:

(Name of Stockholder)

By:	/s/
Name:
Title:

Address:

Facsimile:	( ) -

[Signature Page to Agreement and Plan of Merger]

ANNEX A

List of Principal Stockholders

Bittle W. Porterfield, III

Bryce Bolton

Columbia Capital Equity Partners III (Q.P.), L.P.

Columbia Luna Partners, LLC

Court Square Luna Holdings, LLC

Court Square Ventures I, LLC

Ed Valigursky

Envest Ventures I, LLC

GC&H Investments

Jon Tietbohl

Leon P. Harris

Luna Innovations Incorporated

Mark A. Frantz

Novak Biddle Venture Partners III, LP

Paul Torgersen

Raymond D. and Jean N. Smoot, JTWROS

Robert L. Martinet

Soundview Technology Photonics Limited Fund, LLC

Southwest One, LLC

Stephen H. Sewell, Jr.

Trevor J. Chaplick

Virginia Tech Foundation, Inc.

WS Investment Company, LLC (2001A)